Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: William J. Pasenelli
Chief Executive Officer
888.745.2265

THE COMMUNITY FINANCIAL CORPORATION

ANNOUNCES RESULTS OF OPERATIONS FOR FOURTH QUARTER OF 2014

Waldorf, Maryland, January 21, 2015 – The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), reported its results of operations for the three months ended and year ended December 31, 2014. Consolidated net income available to common shareholders for the three months ended December 31, 2014 decreased $99,000 to $1.5 million, or $0.32 per common share (diluted), compared to $1.6 million, or $0.35 per common share (diluted), for the three months ended December 31, 2013. The decrease in net income was mainly due to an increased provision for loan losses. The fourth quarter 2014 provision for loan losses increased due to specific provisions of $1.3 million on two classified customer loan relationships. Additionally, noninterest expense increased from the comparable period primarily due to the opening of the Bank’s Fredericksburg branch and the hiring of personnel for the expansion into Annapolis. The Bank opened its Annapolis Loan Production Office (“LPO”) in early October 2014. These decreases to net income were partially offset by increased net interest income and noninterest income and decreased income tax expense.

Consolidated net income available to common shareholders for the year ended December 31, 2014 decreased $161,000, or 2.5%, to $6.3 million, or $1.35 per common share (diluted), compared to $6.5 million, or $1.88 per common share (diluted), for the year ended December 31, 2013. In October 2013, the Company issued 1,591,300 shares of common stock at a price of $18.75 per share resulting in net proceeds of $27.4 million. The additional shares outstanding impacted year to year comparability of per share earnings beginning with fourth quarter 2013 results. The decrease in net income was due to increased provision for loan losses and increased noninterest expense and income tax expense, which were partially offset by increased net interest income.

“As we focus on improving asset quality, we continue to build shareholder value through strong loan production and decreasing our cost of funds. Net interest income increased $673,000 and $3.0 million to $9.1 million and $35.1 million for the quarter and year ended December 31, 2014 compared to the comparable periods of 2013,” stated William J. Pasenelli, President and Chief Executive Officer. “The Bank continues to take action to resolve classified loan relationships. As a result, additional loan loss reserves were required in 2014. This resulted in net income available to common shareholders of $1.5 million and $6.3 million for the three months and year ended December 31, 2014, a slight reduction of $99,000 and $161,000 compared to the same periods of 2013.”

On October 17, 2014, the Company filed a shelf registration statement with the Securities and Exchange Commission. The shelf registration statement provides the Company with the ability to publicly offer, up to $75.0 million of securities; including common stock, preferred stock, debt securities, depositary shares, warrants or units. The terms of future offerings would be established at the time of the offering. The Company is exploring its options for redeeming preferred stock issued under the Small Business Lending Fund (the “SBLF”). The preferred stock may be redeemed at any time at the Company’s option, subject to regulatory approval, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period. The Company is committed not to undertake an offering that is dilutive to our existing shareholders in connection with its efforts to redeem the SBLF preferred stock.

On January 14, 2015, Kroll Bond Rating Agency (“KBRA”) assigned a senior unsecured debt rating of BBB, a subordinated debt rating of BBB-, and a short-term rating of K3, to the Company. KBRA has also assigned a deposit rating of BBB+ and a short-term rating of K2 to the Bank.

Operations – Three Months Ended December 31, 2014 compared to Three Months Ended December 31, 2013

The decrease in net income available to common shareholders of $99,000 to $1.5 million for the three months ended December 31, 2014 compared to the same period in 2013 was attributable to an increased provision for loan losses of $1.2 million and increased noninterest expense of $304,000 partially offset by increased net interest income and noninterest income of $673,000 and $428,000, respectively, and a reduction in income tax expense of $306,000.

Net interest income increased to $9.1 million for the three months ended December 31, 2014 compared to $8.4 million for the three months ended December 31, 2013. The net interest margin was 3.73% for the three months ended December 31, 2014, a six basis point increase from 3.67% for the three months ended December 31, 2013. The increase was largely the result of a decrease in the cost of funds and an increase in the average balance of loans.

Interest and dividend income increased by $551,000 to $10.7 million for the three months ended December 31, 2014 compared to $10.1 million for the three months ended December 31, 2013. Growth in the average balance of loans and, to a lesser extent, investment yields were partially offset by decreases in yields on loans and average investment balances. Interest and dividend income increased $876,000 million due to growth of $72.7 million in the average balance of loans from $765.4 million to $838.1 million and $14,000 due to better investment yields. This increase was partially offset by a decrease of $275,000 in interest income from a reduction in loan yields. Average loan yields declined 14 basis points from 4.96% for the three months ended December 31, 2013 to 4.82% for the three months ended December 31, 2014. Interest and dividend income was further reduced $64,000 as average interest-earning investment balances decreased $14.9 million from $148.0 million for the three months ended December 31, 2013 to $133.1 million for the three months ended December 31, 2014.

Interest expense decreased $122,000 to $1.6 million for the three months ended December 31, 2014 compared to $1.7 million for the three months ended December 31, 2013 due primarily to a reduction in the cost of funds on interest-bearing liabilities. The average cost of total interest-bearing liabilities decreased 10 basis points from 0.89% for the fourth quarter of 2013 to 0.79% for the fourth quarter of 2014. Interest expense decreased $185,000 due to a decrease in rates, which was principally achieved by a decrease in the average rates paid on certificates of deposits and money market accounts, which declined from 1.07% and 0.31%, respectively, for the three months ended December 31, 2013 to 0.91% and 0.26%, respectively, for the three months ended December 31, 2014. Deposit costs decreased 12 basis points from 0.64% to 0.52% for the comparable period. Additionally, the increase of noninterest bearing demand deposits of $21.6 million contributed to the decline in funding costs with average balances increasing from $90.3 million for the three months ended December 31, 2013 to $111.9 million for the three months ended December 31, 2014. These reductions in interest expense were partially offset by a $63,000 increase in interest expense due increased average balances of debt, savings, money market and certificates of deposit compared to the same quarter of 2013. The average rate paid on debt, which includes long-term debt, subordinated debentures and short-term borrowings, slightly increased from 2.34% to 2.35% for the comparable period.

The provision for loan losses increased $1.2 million from the comparable period in 2013 to $1.5 million for the three months ended December 31, 2014 and reflected increases in net-charge-offs and decreases in the specific allowance. The specific allowance is based on management’s estimate of realizable value for particular loans and has decreased as specific credits have been resolved through a return to performance, charge-offs, additions to other real estate owned, or the sale of non-performing and classified loans. Net charge-offs increased $1.1 million from $241,000 for the three months ended December 31, 2013 to $1.3 million for the three months ended December 31, 2014. In the fourth quarter of 2014, the Bank granted concessions on two loan relationships, each of which was classified as substandard. As a result of these concessions, the Bank determined that the loans were troubled debt restructurings (“TDRs”). As such, the loans became impaired and were evaluated for impairment in accordance with Bank policy. The first loan relationship, which totaled $8.6 million, consisted of commercial real estate and construction loans. The borrower agreed to provide additional collateral to cover most of the deficiency determined as a result of the impairment analysis and the Bank charged-off $500,000 in principal. The carrying value of the loans at December 31, 2014 was $8.2 million. The second loan relationship, which totaled approximately $3.8 million, consisted of construction and land development and commercial loans. As a result of the concessions granted and the impairment analysis, the Bank charged-off $843,000 and took 11 finished residential lots into other real estate owned (“OREO”). At December 31, 2014, the carrying value of the loans and the OREO was $1.9 million and $757,000, respectively. Both loan relationships were current and making payments in accordance with their original contract terms before the restructuring occurred. Accordingly, the two loan relationships remained on accrual status at December 31, 2014. As a result of these classifications, total accruing TDRs increased to $13.2 million at December 31, 2014 from $4.4 million at December 31, 2013. Total nonaccrual loans and OREO at December 31, 2014 were $10.3 million and $5.9 million, respectively, as compared to $15.5 million and $6.8 million, respectively, at December 31, 2013, representing a decrease of $5.2 million and $0.9 million, respectively. Additionally, total classified assets declined $2.9 million from $56.9 million at December 31, 2013 to $54.0 million at December 31, 2014.

Noninterest income increased by $428,000 to $1.2 million for the three months ended December 31, 2014 compared to $797,000 for the three months ended December 31, 2013. Increased net gains on sales of OREO of $298,000 for the three months ended December 31, 2014 were the main reason for the increase in noninterest income compared to the same quarter of 2013. Additionally noninterest income increased due to increased income from bank owned life insurance (BOLI) from an additional investment of $7.0 million during the third quarter of 2014 and increased gains on loans held for sale. Gains on loans held for sale were $145,000 for the three months ended December 31, 2014 compared to $80,000 for the three months ended December 31, 2013. Secondary market sales slowed during the third quarter of 2013 as a result of rising residential mortgage interest rates. The refinance market rebounded slightly during the second half of 2014 due a decrease in rates.

For the three months ended December 31, 2014, noninterest expense increased 4.8%, or $304,000, to $6.7 million from $6.3 million for the comparable period in 2013. The increase was primarily due to growth in employee compensation of $254,000 to $3.9 million as the Bank added employees to support its expansion in Fredericksburg, Virginia and Annapolis, Maryland and the surrounding markets. Salary and benefits, data processing and other expenses were impacted by the increased cost of compliance and regulation. These increased costs were partially offset by a reduction in FDIC insurance premiums and OREO related expenses. The Company’s efficiency ratio and noninterest expense as a percentage of average assets for the three months ended December 31, 2014 were 64.72% and 2.53%, respectively, compared to 69.17% and 2.57%, respectively, for the three months ended December 31, 2013. The following is a summary breakdown of noninterest expense:

	Three Months Ended December 31,
(dollars in thousands)	2014	2013	$ Change	% Change
Compensation and Benefits	$3,891	$3,637	$254	7.0%
OREO Valuation Allowance and Expenses	54	181	(127)	(70.2)%
Other Operating Expenses	2,707	2,530	177	7.0%
Total Noninterest Expense	$6,652	$6,348	$304	4.8%

Operations – Year Ended December 31, 2014 compared to Year Ended December 31, 2013

The decrease in net income available to common shareholders of $161,000 to $6.3 million for the year ended December 31, 2014 compared to the same period in 2013, was attributable to an increased provision for loan losses of $1.7 million, decreased noninterest income of $81,000 and increased noninterest expense of $1.4 million, partially offset by increased net interest income of $3.0 million.

Net interest income increased to $35.0 million for the year ended December 31, 2014 compared to $32.0 million for the year ended December 31, 2013. The net interest margin was 3.68% for the year ended December 31, 2014, a 12 basis point increase from 3.56% for the year ended December 31, 2013. The increase was largely the result of a decrease in the cost of funds and an increase in the average balance of loans. These increases were partially offset by a reduction in loan yields.

Interest and dividend income increased by $2.1 million to $41.8 million for the year ended December 31, 2014 compared to $39.7 million for the year ended December 31, 2013. Growth in the average balance of loans and, to a lesser extent, investment yields were partially offset by decreases in yields on loans and average investment balances. Interest and dividend income increased $3.8 million due to growth of $78.0 million in the average balance of loans from $741.4 million to $819.4 million and $187,000 due to higher investment yields. This increase was partially offset by a decrease of $1.5 million in interest income from a reduction in loan yields. Average loan yields declined 20 basis points from 5.02% for the year ended December 31, 2013 to 4.82% for the year ended December 31, 2014. Interest and dividend income was further reduced $385,000 as average interest-earning investment balances decreased $22.6 million from $157.2 million for the year ended December 31, 2013 to $134.6 million for the year ended December 31, 2014.

The Company continued the trend of decreasing cost of funds as certificates of deposit re-price and lower rates are offered on money market accounts. The average cost of total interest-bearing liabilities decreased 14 basis points from 0.97% for year ended December 31, 2013 to 0.83% for the year ended December 31, 2014. Deposit costs decreased 15 basis points from 0.71% to 0.56% during the same timeframe. Additionally, the increase in average noninterest bearing demand deposits of $13.2 million contributed to the decline in funding costs with average balances increasing from $87.6 million for the year ended December 31, 2013 to $100.8 million for the year ended December 31, 2014.

Interest expense decreased $948,000 to $6.7 million for the year ended December 31, 2014 compared to $7.6 million for the year ended December 31, 2013 due primarily to a reduction in the cost of funds on interest-bearing liabilities; as interest expense decreased $1.1 million due to a decrease in rates. This was principally achieved by a decrease in the average rates paid on certificates of deposits and money market accounts, which declined from 1.19% and 0.33%, respectively, for the year ended December 31, 2013 to 0.97% and 0.27%, respectively, for the year ended December 31, 2014. The Company has been successful in increasing its core deposits and reducing its cost of funds in the low interest rate environment over the last several years. In addition, the average rate paid on debt, which includes long-term debt, subordinated debentures and short-term borrowings, decreased from 2.42% to 2.32% for the comparable period. Interest expense was also reduced $30,000 due to a decline in average certificate of deposit balances of $3.1 million from $392.7 million for the year ended December 31, 2013 to $389.6 million for the year ended December 31, 2014. These reductions were partially offset by increases in interest expense due to larger average balances for interest-bearing transaction accounts and debt. Interest expense increased $38,000 due to a $15.7 million increase in average interest-bearing transaction accounts from $306.4 million for the year ended December 31, 2013 to $322.1 million for the year ended December 31, 2014. Interest expense increased $137,000 due to a $5.8 million increase in average debt balances from $85.3 million for the year ended December 31, 2013 to $91.1 million for the year ended December 31, 2014.

The provision for loan losses increased $1.7 million from the comparable period in 2013 to $2.7 million for the year ended December 31, 2014 and reflected an increase in net-charge-offs offset by a decrease in the specific allowance. Net charge-offs increased $1.3 million from $1.0 million for the year ended December 31, 2013 to $2.3 million for the year ended December 31, 2014, primarily due to the two loan relationships previously discussed.

Noninterest income totaled $4.1 million for the year ended December 31, 2014 compared to $4.2 million for the year ended December 31, 2013. The decrease of $81,000 was principally due to a reduction in gains on loans held for sale of $134,000, a reduction in service charge income of $133,000 partially offset by increased gains on sales of other real owned of $143,000 and BOLI income of $51,000.

For the year ended December 31, 2014, noninterest expense increased 5.6%, or $1.4 million, to $26.2 million from $24.8 million for the comparable period in 2013. The increase was primarily due to growth in salary and employee benefits of $1.3 million to $15.9 million as the Bank added employees in 2014 to support its expansion in Fredericksburg, Virginia and Annapolis, Maryland and the surrounding markets. Occupancy and advertising expense increased compared to the same period of the prior year primarily as a result of the Company’s entrance into new markets. Additionally, salary and benefits, data processing and other expenses were impacted by the increased cost of compliance and regulation. These increased costs were partially offset by a reduction in FDIC insurance premiums and OREO related expenses. The Company’s efficiency ratio and noninterest expense as a percentage of average assets for the year ended December 31, 2014 were 67.00% and 2.56%, respectively, compared to 68.62% and 2.56%, respectively, for the year ended December 31, 2013. The following is a summary breakdown of noninterest expense:

	Years Ended December 31,
(dollars in thousands)	2014	2013	$ Change	% Change
Compensation and Benefits	$15,851	$14,521	$1,330	9.2%
OREO Valuation Allowance and Expenses	386	787	(401)	(51.0)%
Other Operating Expenses	9,998	9,536	462	4.8%
Total Noninterest Expense	$26,235	$24,844	$1,391	5.6%

Financial Condition at December 31, 2014 compared to December 31, 2013

Total assets at December 31, 2014 of $1.08 billion increased $59.1 million compared to total assets of $1.02 billion at December 31, 2013. The increase in total assets was primarily attributable to net loan growth partially offset by declines in cash and securities. Net loans increased $63.3 million from $799.1 million at December 31, 2013 to $862.4 million at December 31, 2014, due primarily to increases in loans for commercial real estate partially offset by decreases in commercial loans and residential loans. The following is a breakdown of the Company’s loan portfolio at December 31, 2014 and December 31, 2013:

(dollars in thousands)	December 31, 2014%		December 31, 2013%

Commercial real estate	$561,080	64.33%	$476,648	58.97%
Residential first mortgages	152,837	17.52%	159,147	19.69%
Construction and land development	36,370	4.17%	32,001	3.96%
Home equity and second mortgages	21,452	2.46%	21,692	2.68%
Commercial loans	73,625	8.44%	94,176	11.65%
Consumer loans	613	0.07%	838	0.10%
Commercial equipment	26,152	3.00%	23,738	2.94%
	872,129	100.00%	808,240	100.00%
Less:
Deferred loan fees	1,239	0.14%	972	0.12%
Allowance for loan loss	8,481	0.97%	8,138	1.01%
	9,720		9,110
	$862,409		$799,130

Non-accrual loans (90 days or greater delinquent and non-accrual only loans) decreased $5.2 million from $15.5 million or 1.91% of total loans at December 31, 2013 to $10.3 million or 1.18% of total loans at December 31, 2014. Non-accrual only loans are loans classified as non-accrual due to customer operating results or payment history. In accordance with the Company’s policy, interest income is recognized on a cash basis for these loans. There were no non-accrual only loans at December 31, 2014. At December 31, 2013, non-accrual only loans were $4.3 million, representing one well-secured commercial relationship with no specific reserves due to the Bank's superior credit position with underlying collateral, which consists primarily of commercial real estate.

Nonperforming loans (loans 90 days or greater delinquent) decreased $907,000 from $11.2 million at December 31, 2013 to $10.3 million at December 31, 2014. Nonperforming loans as a percentage of total loans decreased to 1.18% at December 31, 2014 compared to 1.38% at December 31, 2013. The Bank had 31 nonperforming loans at December 31, 2014 compared to 28 nonperforming loans at December 31, 2013. Nonperforming loans at December 31, 2014 included $8.8 million, or 86% of nonperforming loans, attributed to 16 loans representing six customer relationships classified as substandard. Of these loans, $3.9 million represented a stalled residential development project. During the second quarter of 2014, the Bank deferred the collection of principal and interest for one year to enable the project to use available funds to build units and complete the project. At December 31, 2014, the stalled development project loans are considered both TDRs and non-accrual loans. Additionally at December 31, 2014, the Bank has one TDR commercial real estate loan of $1.0 million that is 90 days delinquent. These loans are classified solely as non-accrual loans for the calculation of financial ratios.

Loan delinquency decreased $7.1 million from $19.2 million, or 2.38% of loans, at December 31, 2013 to $12.1 million, or 1.39% of loans, at December 31, 2014. Loans 31-89 days delinquent decreased $6.2 million from $8.1 million, or 1.00% of total loans, at December 31, 2013 to $1.8 million, or 0.21% of total loans, at December 31, 2014. Management believes the 31-89 day past due delinquency rate is a leading indicator of the health of the loan portfolio.

At December 31, 2014, the Bank had 19 accruing TDRs totaling $13.2 million compared to 12 accruing TDRs totaling $4.4 million as of December 31, 2013. The Bank added 12 TDR loans totaling $11.1 million during the fourth quarter, of which 11 TDRs or $10.1 million related to the concessions granted on the two substandard customer loan relationships previously described. The Bank had specific reserves of $251,000 on five TDRs totaling $2.5 million at December 31, 2014 and $79,000 on two TDRs totaling $1.8 million at December 31, 2013. The Bank added 15 TDRs totaling $12.0 million during the year ended December 31, 2014. The following is a breakdown by loan classification of the Company’s TDRs at December 31, 2014 and December 31, 2013:

	December 31, 2014		December 31, 2013
(dollars in thousands)	Dollars	Number of Loans	Dollars	Number of Loans

Commercial real estate	$10,438	9	$3,141	8
Residential first mortgages	906	3	1,485	4
Construction and land development	4,376	4	-	-
Commercial loans	2,262	6	-	-
Commercial equipment	154	2	67	1
Total TDRs	$18,136	24	$4,693	13
Less: TDRs included in non-accrual loans	(4,887)	(5)	(329)	(1)
Total accrual TDR loans	$13,249	19	$4,364	12

The OREO balance was $5.9 million at December 31, 2014, a decrease of $914,000 compared to $6.8 million at December 31, 2013. This decrease consisted of valuation allowances of $234,000 to adjust properties to current appraised values and $3.4 million in disposals, partially offset by additions of $2.7 million. OREO carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

Non-accrual loans and OREO to total assets improved 68 basis points from 2.17% at December 31, 2013 to 1.49% at December 31, 2014. Non-accrual loans, OREO and TDRs to total assets increased 11 basis points from 2.60% at December 31, 2013 to 2.71% at December 31, 2014. Management considers classified assets to be an important measure of asset quality. Classified assets have been trending down from a high point of $81.9 million at September 30, 2011. Classified assets decreased $2.9 million, or 5.1%, from $56.9 million at December 31, 2013 to $54.0 million at December 31, 2014. The following is a breakdown of the Company’s classified and special mention assets at December 31, 2014, 2013, 2012 and 2011, respectively:

Classified Assets and Special Mention Assets

(dollars in thousands)	As of December 31, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Classified loans
Substandard	$46,735	$47,645	$48,676	$68,515
Doubtful	-	-	-	-
Loss	-	-	-	37
Total classified loans	46,735	47,645	48,676	68,552
Special mention loans	5,460	9,246	6,092	-
Total classified and special mention loans	$52,195	$56,891	$54,768	$68,552

Classified loans	46,735	47,645	48,676	68,552
Classified securities	1,404	2,438	3,028	6,057
Other real estate owned	5,883	6,797	6,891	5,029
Total classified assets	$54,022	$56,880	$58,595	$79,638

The allowance for loan losses decreased from 1.01% of gross loans at December 31, 2013 to 0.97% of gross loans at December 31, 2014 due to changes to general allowance factors that reflect changes in historical loss, delinquency rates and general economic conditions and a reduction in specific reserves on impaired loans. Management’s determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to: overall loss experience; current economic conditions; size, growth and composition of the loan portfolio; financial condition of the borrowers; current appraised values of underlying collateral and other relevant factors that, in management’s judgment, warrant recognition in determining an adequate allowance. The specific allowance is based on management’s estimate of realizable value for particular loans. Management believes that the allowance is adequate. During the year ended December 31, 2014, net charge-offs were $2.3 million. During the second quarter of 2014, the Bank charged off $650,000 related to $3.4 million in commercial loans to one customer as a result of a sale of the loans to a third party. The sale of the loans decreased the Bank’s specific allowance and classified loans. During the fourth quarter of 2014, the Bank charged off $1.3 million on two customer loan relationships after concessions granted resulted in the relationships being classified as TDRs and therefore subject to impairment analysis. The charge-offs on the TDR loans decreased the Bank’s specific allowance. The allowance for loan losses increased $343,000 from December 31, 2013 to December 31, 2014. The increase in the allowance reflects an increase in the general allowance of $877,000 partially offset by a decrease in specific reserves of $534,000. The Bank has increased its general allowance as a percentage of gross loans 3 basis points from 0.89% at December 31, 2013 to 0.92% at December 31, 2014. The following is a breakdown of the Company’s general and specific allowances as a percentage of gross loans at December 31, 2014 and December 31, 2013, respectively.

(dollar in thousands)	December 31, 2014	% of Gross Loans	December 31, 2013	% of Gross Loans

General Allowance	$8,030	0.92%	$7,153	0.89%
Specific Allowance	451	0.05%	985	0.12%
Total Allowance	$8,481	0.97%	$8,138	1.01%

Total deposits increased by 5.9%, or $48.1 million, to $869.4 million at December 31, 2014 compared to $821.3 million at December 31, 2013. Between 2012 and 2014, the Bank increased transaction deposits, including noninterest bearing deposits, to lower its overall cost of funds. Transaction deposits have increased from 44.9% of total deposits at December 31, 2011 to 55.7% of total deposits at December 31, 2014. Details of the Company’s deposit portfolio at December 31, 2014 and December 31, 2013 are presented below:

	December 31, 2014		December 31, 2013
(dollars in thousands)	Balance	%	Balance	%
Noninterest-bearing demand	$122,195	14.06%	$103,882	12.65%
Interest-bearing:
Demand	108,350	12.46%	86,954	10.59%
Money market deposits	211,929	24.38%	204,032	24.84%
Savings	41,499	4.77%	39,116	4.76%
Certificates of deposit	385,411	44.33%	387,311	47.16%
Total interest-bearing	747,189	85.94%	717,413	87.35%

Total Deposits	$869,384	100.00%	$821,295	100.00%

Transaction accounts	$483,973	55.67%	$433,984	52.84%

The Bank uses both traditional brokered deposits and reciprocal brokered deposits. Traditional brokered deposits at December 31, 2014 and December 31, 2013 were $41.7 million and $27.0 million, respectively. Reciprocal brokered deposits at December 31, 2014 and December 31, 2013 were $41.6 million and $29.4 million, respectively. The reciprocal brokered deposits have many characteristics of core deposits and are used to maximize FDIC insurance available to our customers. The Bank uses the Promontory Network for reciprocal brokered deposits to participate in the Certificate of Deposit Account Registry Service (“CDARS”) and the Insured Cash Sweep product (“ICS”). Long-term debt increased $4.2 million from $70.5 million at December 31, 2013 to $74.7 million at December 31, 2014. During the first quarter of 2014, the Company added $5.0 million in Federal Home Loan Bank advances at 0.52% for two years. The Bank uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth and for asset-liability management purposes.

During the year ended December 31, 2014, stockholders’ equity increased $5.8 million to $116.6 million. The increase in stockholders’ equity was due to net income of $6.5 million, net stock related activities related to stock-based compensation and the exercise of options of $715,000 and a current year decrease in accumulated other comprehensive loss of $679,000. These increases to capital were partially offset by quarterly common dividends paid of $1.9 million and quarterly preferred stock dividends of $200,000. Increases in common stockholders' equity to $96.6 million at December 31, 2014 resulted in a book value of $20.53 per common share. The Company remains well-capitalized at December 31, 2014 with a Tier 1 capital to average assets ratio of 12.24%.

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake, which conducts business through its main office in Waldorf, Maryland, and eleven branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and King George and Fredericksburg, Virginia.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited as of December 31, 2014. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report to Shareholders for the year ended December 31, 2013.

THE COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share amounts )	2014	2013	2014	2013
Interest and Dividend Income
Loans, including fees	$10,093	$9,492	$39,475	$37,196
Taxable interest and dividends on investment securities	565	613	2,270	2,466
Interest on deposits with banks	5	7	14	16
Total Interest and Dividend Income	10,663	10,112	41,759	39,678

Interest Expense
Deposits	1,084	1,249	4,586	5,581
Short-term borrowings	2	1	12	14
Long-term debt	524	482	2,100	2,051
Total Interest Expense	1,610	1,732	6,698	7,646

Net Interest Income	9,053	8,380	35,061	32,032
Provision for loan losses	1,502	300	2,653	940
Net Interest Income After Provision For Loan Losses	7,551	8,080	32,408	31,092

Noninterest Income
Loan appraisal, credit, and miscellaneous charges	33	16	368	391
Gain on sale of asset	-	-	7	11
Net gains on sale of OREO	262	(36)	322	179
Net gains on sale of investment securities	(5)	-	19	-
Income from bank owned life insurance	208	155	671	620
Service charges	582	582	2,213	2,346
Gain on sale of loans held for sale	145	80	493	627
Total Noninterest Income	1,225	797	4,093	4,174

Noninterest Expense
Salary and employee benefits	3,891	3,637	15,851	14,521
Occupancy expense	584	582	2,371	2,139
Advertising	65	86	545	477
Data processing expense	429	322	1,556	1,289
Professional fees	362	340	1,129	1,095
Depreciation of furniture, fixtures, and equipment	205	184	753	765
Telephone communications	53	51	185	200
Office supplies	38	75	204	226
FDIC Insurance	167	256	709	1,115
OREO valuation allowance and expenses	54	181	386	787
Other	804	634	2,546	2,230
Total Noninterest Expense	6,652	6,348	26,235	24,844

Income before income taxes	2,124	2,529	10,266	10,422
Income tax expense	579	885	3,776	3,771
Net Income	$1,545	$1,644	$6,490	$6,651
Preferred stock dividends	50	50	200	200
Net Income Available to Common Shareholders	$1,495	$1,594	$6,290	$6,451

THE COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
(dollars in thousands)	(Unaudited)

Assets
Cash and due from banks	$17,275	$11,408
Federal funds sold	965	8,275
Interest-bearing deposits with banks	3,133	4,836
Securities available for sale (AFS), at fair value	41,939	48,247
Securities held to maturity (HTM), at amortized cost	84,506	86,401
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock - at cost	6,434	5,593
Loans receivable - net of allowance for loan losses of $8,481 and $8,138	862,409	799,130
Premises and equipment, net	20,586	19,543
Other real estate owned (OREO)	5,883	6,797
Accrued interest receivable	3,036	2,974
Investment in bank owned life insurance	27,021	19,350
Other assets	9,691	11,270
	$1,082,878	$1,023,824

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest-bearing deposits	$122,195	$103,882
Interest-bearing deposits	747,189	717,413
Total deposits	869,384	821,295
Short-term borrowings	2,000	-
Long-term debt	74,672	70,476
Guaranteed preferred beneficial interest in junior subordinated debentures (TRUPs)	12,000	12,000
Accrued expenses and other liabilities	8,263	9,323
Total Liabilities	966,319	913,094

Stockholders' Equity
Preferred Stock, Senior Non-Cumulative Perpetual, Series C - par value $1,000; authorized 20,000; issued 20,000	20,000	20,000
Common stock - par value $.01; authorized - 15,000,000 shares; issued 4,702,715 and 4,647,407 shares, respectively	47	46
Additional paid in capital	46,416	45,881
Retained earnings	50,936	46,523
Accumulated other comprehensive loss	(378)	(1,057)
Unearned ESOP shares	(462)	(663)
Total Stockholders' Equity	116,559	110,730
Total Liabilities and Stockholders' Equity	$1,082,878	$1,023,824

Selected Financial Information and Ratios

	(Unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013

KEY OPERATING RATIOS
Return on average assets	0.59%	0.67%	0.63%	0.69%
Return on average common equity	6.22	7.06	6.69	9.38
Return on average total equity	5.32	5.96	5.69	7.49
Average total equity to average total assets	11.05	11.16	11.11	9.16
Interest rate spread	3.60	3.54	3.54	3.44
Net interest margin	3.73	3.67	3.68	3.56
Cost of funds	0.70	0.80	0.74	0.88
Cost of deposits	0.52	0.64	0.56	0.71
Efficiency ratio	64.72	69.17	67.00	68.62
Non-interest expense to average assets	2.53	2.57	2.56	2.56
Avg. int-earning assets to avg. int-bearing liabilities	119.49	117.35	118.83	114.57
Net charge-offs to average loans	0.62	0.13	0.28	0.14
COMMON SHARE DATA
Basic net income per common share	$0.32	$0.35	$1.35	$1.90
Diluted net income per common share	0.32	0.35	1.35	1.88
Cash dividends paid per common share	0.10	0.10	0.40	0.40
Weighted average common shares outstanding:
Basic	4,653,141	4,546,771	4,646,424	3,402,432
Diluted	4,658,367	4,568,577	4,655,127	3,426,793

	(Unaudited)
(dollars in thousands, except per share amounts)	December 31, 2014	December 31, 2013
ASSET QUALITY
Gross loans	$872,129	$808,240
Allowance for loan losses	8,481	8,138
Past due loans (PDLs) (31 to 89 days)	1,820	8,060
Nonperforming loans (NPLs) (>=90 days)	10,263	11,170
Non-accrual loans (NPLs + non-accrual only loans) (a)	10,263	15,450
Accruing troubled debt restructures (TDRs) (b)	13,249	4,364
Other real estate owned (OREO)	5,883	6,797
ASSET QUALITY RATIOS
Allowance for loan losses to total loans	0.97%	1.01%
Allowance for loan losses to nonperforming loans	82.64	72.86
Past due loans (PDLs) to total loans	0.21	1.00
Nonperforming loans (NPLs) to total loans	1.18	1.38
Loan delinquency (PDLs + NPLs) to total loans	1.39	2.38
Non-accrual loans to total loans	1.18	1.91
Non-accrual loans and TDRs to total loans	2.70	2.45
Non-accrual loans and OREO to total assets	1.49	2.17
Non-accrual loans, OREO and TDRs to total assets	2.71	2.60
COMMON SHARE DATA
Book value per common share	$20.53	$19.52
Common shares outstanding at end of period	4,702,715	4,647,407
OTHER DATA
Number of:
Full-time equivalent employees	172	165
Branches	12	11
Loan Production Offices	5	4
REGULATORY CAPITAL RATIOS
Tier 1 capital to average assets	12.24%	12.50%
Tier 1 capital to risk-weighted assets	14.26	14.66
Total risk-based capital to risk-weighted assets	15.21	15.62

(a) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. Interest and principal are recognized on a cash-basis in accordance with the Bank's policy if the loans are not impaired or there is no impairment. At December 31, 2013, non-accrual loans included $4.3 million of current loans. These non-accrual loans represented six loans of one well-secured commercial relationship with no specific reserves in the allowance due to the Bank's superior credit position with underlying collateral, which consists primarily of commercial real estate. As of December 31, 2013, the Bank had received all scheduled interest and principal payments on this relationship.

(b) At December 31, 2014, the Bank had total TDRs of $18.1 million with two TDR releationships totaling $4.9 million in non-accrual status. One TDR customer relationship of $3.9 million dollars has terms that defer the payment of principal and interest for a period of time. These loans will be classified as non-accrual loans during the entire concession period. When the customer is current and paying down the loans, the arrangement will be reported as TDRs in accordance with the Bank's ALLL policy. Additionally at December 31, 2014, the Bank has one TDR loan of $1.0 million that is 90 days delinquent. These loans are classified as non-accrual loans for the calculation of financial ratios.

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the three months ended December 31, 2014 and 2013, respectively. There are no tax equivalency adjustments.

	For the Three Months Ended December 31,
		2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$838,139	$10,093	4.82%	$765,386	$9,492	4.96%
Investment securities, federal funds sold and interest-bearing deposits	133,138	570	1.71%	147,995	620	1.68%
Total Interest-Earning Assets	971,277	10,663	4.39%	913,381	10,112	4.43%
Cash and cash equivalents	14,319			16,773
Other assets	64,806			57,933
Total Assets	$1,050,402			$988,087

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$40,573	$10	0.10%	$38,453	$10	0.10%
Interest-bearing demand and money market accounts	292,233	189	0.26%	274,353	213	0.31%
Certificates of deposit	390,702	885	0.91%	382,886	1,026	1.07%
Long-term debt	74,677	448	2.40%	69,556	413	2.38%
Short-term debt	2,679	2	0.30%	1,077	1	0.37%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	76	2.53%	12,000	69	2.30%

Total Interest-Bearing Liabilities	812,864	1,610	0.79%	778,325	1,732	0.89%

Noninterest-bearing demand deposits	111,924			90,282
Other liabilities	9,517			9,222
Stockholders' equity	116,097			110,258
Total Liabilities and Stockholders' Equity	$1,050,402			$988,087

Net interest income		$9,053			$8,380

Interest rate spread			3.60%			3.54%
Net yield on interest-earning assets			3.73%			3.67%
Ratio of average interest-earning assets to average interest bearing liabilities			119.49%			117.35%

Cost of funds			0.70%			0.80%
Cost of deposits			0.52%			0.64%

(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Three Months Ended December 31, 2014
	compared to Three Months Ended
	December 31, 2013
	Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$876	$(275)	$601
Investment securities, federal funds sold and interest bearing deposits	(64)	14	(50)
Total interest-earning assets	$812	$(261)	$551

Interest-bearing liabilities:
Savings	1	(1)	-
Interest-bearing demand and money
market accounts	12	(36)	(24)
Certificates of deposit	18	(159)	(141)
Long-term debt	31	4	35
Short-term debt	1	-	1
Guaranteed preferred beneficial interest in junior subordinated debentures	-	7	7
Total interest-bearing liabilities	$63	$(185)	$(122)
Net change in net interest income	$749	$(76)	$673

(1) Average balance includes non-accrual loans

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the years ended December 31, 2014 and 2013, respectively. There are no tax equivalency adjustments.

	For the Years Ended December 31,
		2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$819,381	$39,475	4.82%	$741,369	$37,196	5.02%
Investment securities, federal funds sold and interest-bearing deposits	134,552	2,284	1.70%	157,211	2,482	1.58%
Total Interest-Earning Assets	953,933	41,759	4.38%	898,580	39,678	4.42%
Cash and cash equivalents	11,979			13,028
Other assets	60,530			57,455
Total Assets	$1,026,442			$969,063

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$40,104	$40	0.10%	$37,540	$38	0.10%
Interest-bearing demand and money market accounts	281,960	755	0.27%	268,832	886	0.33%
Certificates of deposit	389,641	3,791	0.97%	392,675	4,657	1.19%
Long-term debt	74,714	1,788	2.39%	68,996	1,746	2.53%
Short-term debt	4,344	12	0.28%	4,278	14	0.33%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	312	2.60%	12,000	305	2.54%

Total Interest-Bearing Liabilities	802,763	6,698	0.83%	784,321	7,646	0.97%

Noninterest-bearing demand deposits	100,783			87,649
Other liabilities	8,898			8,318
Stockholders' equity	113,998			88,775
Total Liabilities and Stockholders' Equity	$1,026,442			$969,063

Net interest income		$35,061			$32,032

Interest rate spread			3.54%			3.44%
Net yield on interest-earning assets			3.68%			3.56%
Ratio of average interest-earning assets to average interest bearing liabilities			118.83%			114.57%

Cost of funds			0.74%			0.88%
Cost of deposits			0.56%			0.71%

(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Year Ended December 31, 2014
	compared to Year Ended
	December 31, 2013
	Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$3,758	$(1,479)	$2,279
Investment securities, federal funds sold and interest bearing deposits	(385)	187	(198)
Total interest-earning assets	$3,373	$(1,292)	$2,081

Interest-bearing liabilities:
Savings	3	(1)	2
Interest-bearing demand and money market accounts	35	(166)	(131)
Certificates of deposit	(30)	(836)	(866)
Long-term debt	137	(95)	42
Short-term debt	-	(2)	(2)
Guaranteed preferred beneficial interest in junior subordinated debentures	-	7	7
Total interest-bearing liabilities	$145	$(1,093)	$(948)
Net change in net interest income	$3,228	$(199)	$3,029

(1) Average balance includes non-accrual loans